Exhibit 10(vi)

FIRST AMENDMENT

OF THE

NORTHERN TRUST CORPORATION

SEVERANCE PLAN

WHEREAS, the Northern Trust Corporation (the “Corporation”) maintains the Northern Trust Corporation Severance Plan (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Corporation under Section 6.1 of the Plan, the Plan is hereby amended as follows:

1.	To insert the following after the term “Administrator” where that term first appears in the second sentence of Section 5.1 of the Plan:

“(including the Committee with respect to appeals of adverse benefit determinations or denied claims under Section 5.6 and with respect to other responsibilities or duties delegated to the Committee under the Plan and/or by action of the Corporation, the Company, an Employer or the Administrator).”

2.	To add the following as new Section 5.8 of the Plan:

“5.8 Terms Include Authorized Delegates

Where appropriate, the term ‘Company’, ‘Corporation’, ‘Committee’, ‘Employer’ or ‘Administrator’ as used in this Plan shall also include any applicable subcommittee or any duly authorized delegate of the Company, the Corporation, the Committee, the Employer or the Administrator, as the case may be. Such duly authorized delegate may be an individual or an organization within the Company, the Corporation, the Committee, the Employer or the Administrator, or may be an unrelated third party individual or organization.”

3.	To add the following at the end of Section 6.1 of the Plan:

“(a)	Any termination shall be made by action of the Compensation and Benefits Committee of the Board of Directors of the Corporation (the “Board”) (or by action of the Board if the Compensation and Benefits Committee is unavailable or unable to act for any reason) and shall be effective as of the date set forth in such resolution.

(b)	Any amendment shall be made in accordance with the following:

(i)	material amendments to the Plan (including any extraordinary amendment related to an acquisition or divestiture by the Company or the Corporation) shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board, if the Compensation and Benefits Committee is unavailable or unable to act for any reason); and

(ii)	(a) non-material or administrative amendments to the Plan (including any amendment pursuant to guidelines established by the Compensation and Benefits Committee of the Board related to an acquisition or divestiture by the Company or the Corporation) or (b) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings, shall be made by action of either the Chairman and Chief Executive Officer of the Corporation or the Executive Vice President and Human Resources Department Head of the Corporation (or either of their duly authorized designees).”

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this 25th of March, 2004 effective such 25th of March, 2004.

NORTHERN TRUST CORPORATION

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President